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           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated November 16, 1998, and to all references to our Firm included in or made a part of this Registration Statement on Form N-1A of the Stein Roe Investment Trust (comprising the Stein Roe Growth & Income Fund).


ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Chicago, Illinois
November 11, 1999